Exhibit 99.1

September 11, 2017

FOR IMMEDIATE RELEASE

NextDecade Appoints Matt Schatzman as President

29-Year Energy Industry Veteran Matt Schatzman Joins NextDecade

THE WOODLANDS, Texas, USA (September 11, 2017) – NextDecade Corporation (NASDAQ: NEXT) (“NextDecade”), a liquefied natural gas (“LNG”) development company focused on LNG export projects in Texas, announced today that Matt Schatzman has been appointed to the newly created position of President. In this role, Schatzman will report to Chairman and CEO, Kathleen Eisbrenner and will strengthen NextDecade’s management team as it works towards positive final investment decisions on the Rio Grande LNG and Rio Bravo Pipeline projects.

Schatzman, 51, was Executive Vice President Global Energy Marketing and Shipping and a member of the Group Executive Committee at BG Group (“BG”). At BG, Schatzman was responsible for the company's global marketing, trading and shipping activities for LNG, crude oil and natural gas. During his tenure with the company, Schatzman played a pivotal role in the success and growth of BG’s LNG business, transforming it from a US market focused business into a global leader in flexible LNG supply and trading. Prior to joining NextDecade, Schatzman was President of MKS Energy, LLC, where he provided energy advisory and consulting services.

“I am thrilled to have Matt join me at NextDecade to help lead our organization," said NextDecade Chairman and CEO, Kathleen Eisbrenner. "Matt has extensive experience operating global LNG and US natural gas businesses and a proven track record that will help NextDecade deliver the Rio Grande LNG and Rio Bravo Pipeline projects.”

“I am excited to join NextDecade at this stage of its development and to work with Kathleen and the talented team she has assembled,” said Schatzman. “I believe the company has excellent projects in Rio Grande LNG and the Rio Bravo Pipeline and NextDecade is well-positioned to be a highly competitive supplier of low cost LNG to global markets,” Schatzman added.

In July 2017, NextDecade became a publicly listed company on the Nasdaq following its business combination with Harmony Merger Corp.

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About NextDecade Corporation

Based in The Woodlands, Texas, NextDecade is a developer of LNG projects providing customers access to the full LNG value chain. NextDecade comprises a team of industry leaders with extensive experience in signing major LNG off-take deals, and developing and managing LNG, FLNG, and FSRU projects, as well as associated natural gas infrastructure around the world. For more information, please visit www.next-decade.com.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “believe”, “expect”, “intend”, “plan”, “potential”, and similar expressions are intended to identify forward-looking statements, and these statements may relate to the business of NextDecade Corporation and its affiliates. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include uncertainties about NextDecade’s Rio Grande LNG and Rio Bravo pipeline projects and other matters discussed in the “Risk Factors” section of the definitive proxy statement filed by Harmony on June 29, 2017 and other subsequent reports filed with the Securities and Exchange Commission (the “SEC”), all of which are incorporated herein by reference. The forward-looking statements in this press release speak as of the date of this release. Although NextDecade may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTORS

NextDecade | Patrick Hughes | + 1 (832) 209 8131| patrick@next-decade.com

MEDIA

Ward for NextDecade | Molly LeCronier | +1 (713) 869 0707 | MLeCronier@wardcc.com

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